EXHIBIT 23.1

Gries & Associates, LLC

Certified Public Accountants

501 S. Cherry Street, Suite 1100

Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditor’s Report, dated June 28, 2022, on the financial statements of The Marquie Group, Inc. as of May 31, 2022 and for the year then ended in the Registration Statement on Form S-1 filed pursuant to Rule 462 (b) of the Securities Act of 1933. We also consent to the application of such report to the financial information in the Registration Statement, when such information is read in conjunction with the financial statements referred to in our report. Further, we consent to being named as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

October 17, 2022

PCAOB # 6778

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

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